                                                                    Exhibit 23.3




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Associated Estates Realty Corporation (AERC) for the registration of 5,139,387 shares of its common stock and to the incorporation by reference therein of (a) our reports dated January 28, 1998 and February 20, 1998, with respect to the consolidated financial statements of MIG Residential REIT, Inc. for each of the three years in the period ended December 31, 1997 and the combined financial statements of MIG Companies for the year ended December 31, 1997, respectively, included in AERC's Current Reports on Form 8-K dated February 19, 1998 and Amendment No. 1 thereto, and Amendment No. 1 of Form 8-K dated June 30, 1998, and (b) our report dated February 2, 1998, with respect to the combined statement of revenue and certain expenses for certain multifamily properties for the year ended December 31, 1997, for those properties which were acquired by AERC on February 2, 1998, included in AERC's Current Report on Form 8-K dated February 19, 1998, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP

West Palm Beach, Florida
September 4, 1998